Exhibit 99.1

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224
jbraun@moissanite.com

Investor Relations
Jean Fontana
ICR, Inc.
(203) 682-8200
jean.fontana@icrinc.com

Charles & Colvard Reports First Quarter Financial Results

MORRISVILLE, N.C., April 29, 2008 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported first quarter 2008 operating results.

First Quarter Ended March 31, 2008 Results:

•	Net sales decreased 41% to $3.4 million as compared to $5.8 million in the first quarter of 2007.

•	Operating loss was $1.1 million compared to operating income of $587,000 for the same period in 2007.

•	Net loss was $698,000, or $0.04 per diluted share, compared to net income of $339,000, or $0.02 per diluted share, in the comparable period of 2007.

Bob Thomas, Chairman and Chief Executive Officer commented, “While we were disappointed with our first quarter financial results as sales trends at retail continue to be soft, we remain intently focused on addressing short-term challenges our company is facing. We are pleased to announce that Kanter International, a brand consulting firm we engaged to conduct a review of our Company, has completed its assessment of our business model and provided recommendations. We are in the process of evaluating the recommendations which focus on organizational structure, brand building and sales growth strategies as well as expense controls and inventory management. As part of our cost cutting initiatives in April we reduced our U.S. workforce by 18% which we expect to result in annual savings in excess of $500,000. The next steps will address more encompassing issues and will be brought forth after our new board of directors is elected at our annual shareholders meeting on May 27, 2008.”

Mr. Thomas continued, “The Board of Directors will undergo significant changes as outlined in our Proxy statement. Three directors will not stand for re-election to the Board, primarily due to the time commitment we envision as we deal with the issues and opportunities facing the Company. We made a determined effort to recruit the talent and expertise required to guide our Company in this challenging time.”

First Quarter Details:

Revenue in the first quarter 2008 was down 41% to $3.4 million as compared to $5.8 million in the prior year first quarter. The sales decline was mainly attributable to actions by retailers to effectively reduce inventory on-hand, partially due to the challenging macro environment.

Another factor that negatively impacted revenue during the first quarter was the time and effort necessary for several retailers to transition to new moissanite jewelry suppliers to replace the jewelry previously sourced thru K&G Creations. That process is being concluded in the second quarter and we expect to see the revenue contributions from those retailers return to a more normal pattern in the second half of the year.

Charles & Colvard’s domestic sales in the first quarter decreased 47% to $2.4 million compared to the first quarter of 2007. International sales for the first quarter decreased 20% to $961,000, primarily due to decreased sales to the United Kingdom, Thailand and Canada, partially offset by higher sales to Hong Kong. Total shipments of 18,400 carats for the current period were 48% less than the 35,300 carats shipped in the same period of 2007. Shipments of carats in the U.S. decreased 53% while international shipments of carats decreased 28%.

Gross profit decreased 49% to $2.2 million compared to $4.4 million in the prior year period. Gross profit margins decreased to 66.0% in the first quarter of 2008 from 76.7% in the comparable quarter of 2007 primarily as a result of a write-off and increase of a reserve relating to consigned jewels being returned in damaged condition by K&G Creations who, as previously noted, is exiting the moissanite business.

Total operating expenses decreased 13% to $3.4 million in the first quarter of 2008 compared to $3.8 million in the first quarter of 2007. Marketing and Sales expense was down $758,000 in the first quarter versus the prior year primarily due to $631,000 of decreased advertising expense and a $122,000 reduction in travel expense. In addition, General and Administrative expense increased by $272,000 primarily resulting from an increase in professional fees of which $187,000 was due to the fees paid to Kanter International.

These factors led to an operating loss of $1.1 million compared to operating income of $587,000 for the same period in 2007.

At March 31, 2008 total inventory (including consignment) increased by $890,000 compared to December 31, 2007 primarily due to the level of raw material purchases. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the

Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain.

Mr. Thomas concluded, “Looking ahead, we fully acknowledge the challenges and issues we face, and understanding that process change is required, we will work to deliver positive change in our performance. In our history we have demonstrated the capacity and the ability to embrace change when it is called for, and you should expect that we will identify and make necessary changes at this critical juncture.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:45 p.m. EDT on April 29, 2008. Interested parties may participate in the call by dialing 913-312-1497. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from April 29, 2008 through May 6, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 9783624.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite ™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to any trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, dependence on consumer acceptance of the Company’s products, risks of conducting operations in foreign countries and our dependence on third parties, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

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Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$3,403,883	$5,780,666
Cost of goods sold	1,157,087	1,349,620

Gross profit	2,246,796	4,431,046

Operating expenses:
Marketing and sales	1,917,912	2,676,167
General and administrative	1,424,378	1,151,957
Research and development	14,092	15,638

Total operating expenses	3,356,382	3,843,762

Operating income (loss)	(1,109,586)	587,284

Interest income	48,559	171,628

Income (loss) before income taxes	(1,061,027)	758,912

Income tax expense (benefit)	(362,942)	419,628

Net income (loss)	$(698,085)	$339,284

Net income (loss) per share:
Basic	$(0.04)	$0.02

Diluted	$(0.04)	$0.02

Weighted-average common shares:
Basic	18,106,526	17,986,533

Diluted	18,106,526	18,309,814

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and equivalents	$5,292,679	$7,048,409
Accounts receivable	7,688,223	9,381,719
Interest receivable	5,048	7,457
Income tax receivable	315,023	82,191
Notes receivable	326,900	365,390
Inventory	11,840,488	14,426,000
Inventory on consignment	1,564,095	1,763,243
Prepaid expenses	685,575	759,627
Deferred income taxes	997,545	980,674

Total current assets	28,715,576	34,814,710

Long Term Assets:
Inventory	30,526,643	26,851,837
Furniture and equipment, net	578,349	597,349
Patent and license rights, net	409,724	358,330
Deferred income taxes	543,084	528,525

Total long term assets	32,057,800	28,336,041

Total asset	$60,773,376	$63,150,751

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$283,305	$469,899
Other	1,484,087	2,880,137
Accrued payroll	206,923	256,344
Accrued co-op advertising	316,874	452,792
Accrued expenses and other liabilities	313,178	268,973

Total current liabilities	2,604,367	4,328,145

Long Term Liabilities:
Accrued Income Taxes	888,251	911,606

Total liabilities	3,492,618	5,239,751
Shareholders’ Equity	57,280,758	57,911,000

Total liabilities and shareholders’ equity	$60,773,376	$63,150,751